     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, November 7, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2017 and provided an operational update, which includes the following highlights:

•	Crude oil production of 34,903 Bbls/d, 43% above the third quarter of 2016

•	Total production of 55,224 Boe/d, 35% above the third quarter of 2016

•	Net income attributable to common shareholders of $5.6 million, or $0.07 per diluted share, and Net cash provided by operating activities of $101.4 million

•	Adjusted net income attributable to common shareholders of $26.7 million, or $0.33 per diluted share, and Adjusted EBITDA of $132.8 million

•	Two recent Delaware Basin wells recorded an average peak 30-day rate of 1,644 Boe/d (50% oil, 68% liquids)

Carrizo reported third quarter of 2017 net income attributable to common shareholders of $5.6 million, or $0.07 per basic and diluted share, compared to a net loss attributable to common shareholders of $101.2 million, or $1.72 per basic and diluted share in the third quarter of 2016. The net income attributable to common shareholders for the third quarter of 2017 and net loss attributable to common shareholders for the third quarter of 2016 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the third quarter of 2017 was $26.7 million, or $0.33 per diluted share, compared to $13.6 million, or $0.23 per diluted share, in the third quarter of 2016.

For the third quarter of 2017, Adjusted EBITDA was $132.8 million, an increase of 46% from the prior-year quarter due to higher production volumes and commodity prices. Adjusted EBITDA and the reconciliation to net income (loss) attributable to common shareholders are presented in the non-GAAP reconciliation tables included below.

Production volumes during the third quarter of 2017 were 5,080 MBoe, or 55,224 Boe/d, an increase of 35% versus the third quarter of 2016. The year-over-year production growth was driven by drilling activity in the Eagle Ford Shale and Delaware Basin plus the addition of production from the Sanchez property acquisition in late 2016 and the ExL property acquisition during the quarter. Crude oil production during the third quarter of 2017 averaged 34,903 Bbls/d, an increase of 43% versus the third quarter of 2016; natural gas and NGL production were 81,265 Mcf/d and 6,777 Bbls/d, respectively, during the third quarter of 2017. Third quarter of 2017 production exceeded the high end of the Company's guidance despite the impact of Hurricane Harvey during the quarter.

Drilling and completion capital expenditures for the third quarter of 2017 were $165.0 million. Approximately 75% of the third quarter drilling and completion spending was in the Eagle Ford Shale, while more than 20% was in the Delaware Basin. Land and seismic expenditures (excluding the ExL acquisition) during the quarter were $11.8 million, and were primarily focused in the Permian Basin and Eagle Ford Shale.

Since taking over operations on the Delaware Basin properties acquired from ExL during August, Carrizo has successfully upgraded the drilling rigs on the acreage with more modern equipment. Carrizo is currently operating four horizontal rigs on the acreage, and expects to temporarily add a fifth rig later this quarter in order to build an inventory of locations. This should help the Company drive drilling and completion efficiencies in the play by shifting more of its upcoming activity to pad development. To further ensure a smooth development on the properties, Carrizo has also elected to accelerate the build-out of its water handling system in the area, shifting activity originally planned for 2018 into 2017. As a result of these schedule changes, as well as an increase in non-operated activity on its acreage in the Delaware Basin and DJ Basin, Carrizo is increasing its 2017 drilling and completion capital expenditure guidance to $600-$620 million from $590-$610 million.

Over the past several months, Carrizo entered into agreements to sell its assets in the Utica Shale and Marcellus Shale. Both divestitures are currently expected to close during November; the impact of these divestitures on the Company's fourth quarter of 2017 production is estimated to be a reduction of approximately 3,050 Boe/d (2% oil) relative to the Company's previously-issued guidance. Additionally, the Company previously announced that Hurricane Harvey temporarily impacted its production in the third quarter of 2017 by approximately 2,500 Boe/d (approximately 55% oil). After accounting for these items, Carrizo is adjusting its 2017 oil production guidance to 34,400-34,600 Bbls/d from 34,600-34,800 Bbls/d previously. Using the midpoint of this range, the Company’s 2017 oil production growth guidance equates to 34%. For natural gas and NGLs, Carrizo is adjusting its 2017 guidance to 77-78 MMcf/d and 6,100-6,200 Bbls/d, respectively, from 81-83 MMcf/d and 5,900-6,000 Bbls/d, respectively. For the fourth quarter of 2017, Carrizo expects oil production to be 40,400-40,800 Bbls/d, and natural gas and NGL production to be 74-78 MMcf/d and 8,200-8,400 Bbls/d, respectively. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The third quarter was an eventful and challenging one for Carrizo as we closed the largest acquisition in our history, approximately 16,500 net acres in the core of the Delaware Basin, worked towards simplifying our portfolio by divesting non-core assets, and dealt with the aftermath of Hurricane Harvey. I'm extremely proud of our team, as their focus and dedication allowed us to hit the ground running on our Delaware Basin acquisition and once again deliver an excellent quarter. Third quarter production of 55,224 Boe/d exceeded the high end of the guidance we provided back in August despite the impact of Hurricane Harvey. This speaks to the strong underlying performance we're seeing across our assets.

“Our operations in the Delaware Basin have been on schedule since we closed the ExL acquisition in August. We have rapidly reduced drilling days, and have seen lower operating costs than we modeled in our acquisition economics. We continue to be pleased with the well results we have seen on the acquired acreage. Two recent wells located on the northwestern portion of it delivered an average peak 30-day rate of 1,644 Boe/d, with 50% of the product mix being oil. The wells not only delivered strong production rates, but also helped confirm our geologic model, which indicated that only a small portion of the acreage would have a high GOR profile.

“We remain committed to reducing our leverage and moving towards a free cash flow positive development program by year-end 2018. We expect to close on our Appalachia divestitures this month and expect to be able to announce a sale of our DJ Basin assets this quarter. We are also evaluating expanding our planned asset divestiture program to include other assets where we do not expect to allocate material capital over the next several years. This would allow us to increase the debt reduction targets we previously announced.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 24 gross (19.8 net) operated wells during the third quarter and completed 19 gross (17.7 net) operated wells. Crude oil production from the play was more than 30,000 Bbls/d for the quarter, nearly flat with the prior quarter despite the impact of Hurricane Harvey. At the end of the quarter, Carrizo had 32 gross (27.2 net) operated Eagle Ford Shale wells in progress or waiting on completion, equating to net crude oil production potential of more than 10,000 Bbls/d. The Company is currently operating two rigs in the Eagle Ford Shale, and expects to drill approximately 90 gross (77 net) operated wells and complete 88 gross (82 net) operated wells in the play during 2017.

Carrizo continues to be pleased with the results it is seeing across its Eagle Ford Shale position. During the third quarter, Carrizo turned 18 net wells to sales in the Eagle Ford Shale, which had an average lateral length of approximately 7,050 ft. The average peak 30-day rate from the wells was 724 Boe/d (86% oil, 93% liquids) on restricted chokes.

The Company continues to test a number of concepts aimed at maximizing the value of its Eagle Ford Shale position. Some of the concepts being tested are well spacing, stage spacing, and proppant loading. Carrizo recently conducted a test at a five-well pad in its Jasik area in LaSalle County where the wells were drilled with effective lateral spacing of 230-300 ft., and completed with 180 ft. stage spacing and 2,000 lbs/ft. of proppant. The wells recorded an average peak 30-day rate of 928 Boe/d (84% oil, 92% liquids) on restricted chokes.

In the Delaware Basin, Carrizo drilled 5 gross (3.8 net) operated wells during the third quarter and completed 3 gross (2.4 net) operated wells. Crude oil production from the play was approximately 3,000 Bbls/d for the quarter, up from approximately 900 Bbls/d in the prior quarter due primarily to the addition of the ExL properties during the quarter.

Since taking over operations on the ExL properties, which it is referring to as the Phantom area, in August, Carrizo has begun to implement its Eagle Ford operational philosophy. To date, the Company has replaced the rig fleet with Generation 4 and 5 rigs, upgraded the downhole motors to match the rig capabilities, and brought its own people and procedures to the project. This, combined with the Company's previous operating experience in the Delaware Basin, has allowed Carrizo to realize early efficiencies that have resulted in time and cost savings. The Company sees the potential for additional material efficiency gains over time.

Carrizo is currently running four horizontal rigs in the basin, and recently secured another Generation 5 rig, which should arrive later this week. This will temporarily give the Company five rigs in the basin, which will allow it to build an inventory of drilling locations to help facilitate pad development. Carrizo currently expects to release one of the rigs by year-end and another in February, leaving it with three rigs running in the basin, all of which are Generation 5 spec. Carrizo currently expects to drill approximately 13 gross (10.4 net) operated wells and complete 17 gross (13.4 net) operated wells in the play during 2017.

Carrizo continues to be pleased with the well performance from the Phantom area. The Company recently brought two wells located on the northwestern part of this acreage online. The Christian 2#1T was brought online in September, and achieved a peak 30-day rate of 1,728 Boe/d (48% oil, 66% liquids) on a restricted choke from an approximate 7,300 ft. lateral; the well was completed in the Lower Wolfcamp A. The State CVX Unit A1314 #1H was also brought online in September and achieved a peak 30-day rate of 1,559 Boe/d (52% oil, 69% liquids) on a restricted choke from an approximate 6,400 ft. lateral; the well was completed in the Upper Wolfcamp B. These results support the Company's evaluation of the acreage, which indicated that only a small portion would have a high GOR (gas-oil-ratio) profile.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the third quarter. Crude oil production from the play was approximately 1,700 Bbls/d for the quarter, down from approximately 1,900 Bbls/d in the prior quarter due to the lack of new operated wells coming online.

Divestiture Program Update

Carrizo previously announced that it had entered into agreements to sell its assets in the Utica Shale and Marcellus Shale for cash proceeds of $62 million and $84 million, subject to customary closing terms and conditions, respectively, plus contingent payments based on the level of commodity prices over the next three years. Both divestitures are currently expected to close later this month.

Borrowing Base Update

During November, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination. In conjunction with this, the borrowing base under the Company’s senior credit facility was redetermined at $900 million, and Carrizo has elected to maintain the commitment amount at $800 million. The borrowing base excludes the Company's assets in Appalachia and the DJ Basin, which have been included in its divestiture program. The next scheduled redetermination of the borrowing base is expected in the spring of 2018.

Hedging Activity

Carrizo currently has hedges in place for more than 35% of estimated crude oil production for the fourth quarter of 2017 (based on the midpoint of guidance). For the fourth quarter, the Company has swaps covering 15,000 Bbls/d of crude oil at an average fixed price of $53.44/Bbl. For 2018, Carrizo currently has hedges covering 30,000 Bbls/d of crude oil production, consisting of three-way collars covering 24,000 Bbls/d of crude oil with an average floor price of $49.06/Bbl, ceiling price of $60.14/Bbl, and sub-floor price of $39.38/Bbl, and swaps covering 6,000 Bbls/d at an average fixed price of $49.55/Bbl. For 2019, Carrizo currently has three-way collars covering 12,000 Bbls/d of crude oil with an average floor price of $48.40/Bbl, ceiling price of $60.29/Bbl, and sub-floor price of $40.00/Bbl.

Carrizo also has hedges in place for more than 25% of estimated natural gas production for the fourth quarter of 2017. For the quarter, the Company has swaps covering 20,000 MMBtu/d of natural gas at an average fixed price of $3.30/MMBtu. (Please refer to the attached tables for details of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2017 third quarter financial results on Wednesday, November 8, 2017 at 9:00 AM Central Standard Time. To participate in the call, please dial (800) 410-4983 (U.S. & Canada) or +1 (303) 223-2693 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, November 15, 2017 at 11:00 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21860148 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “2017 Third Quarter Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, free cash flow positive program, the ExL acquisition (including effects thereof), dispositions, contingent payment amounts, monetization process matters and results, capital expenditure, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, growth, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of transactions to close, purchase price adjustment, integration and other risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$5,092	$4,194
Accounts receivable, net	89,809	64,208
Other current assets	7,826	4,586
Total current assets	102,727	72,988
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,882,575	1,294,667
Unproved properties, not being amortized	740,205	240,961
Other property and equipment, net	10,538	10,132
Total property and equipment, net	2,633,318	1,545,760
Other assets	9,681	7,579
Total Assets	$2,745,726	$1,626,327

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$87,077	$55,631
Revenues and royalties payable	46,821	38,107
Accrued capital expenditures	111,485	36,594
Accrued interest	25,305	22,016
Accrued lease operating expense	16,394	12,377
Derivative liabilities	6,778	22,601
Other current liabilities	24,579	24,633
Total current liabilities	318,439	211,959
Long-term debt	1,701,439	1,325,418
Asset retirement obligations	24,671	20,848
Derivative liabilities	77,184	27,528
Other liabilities	21,914	17,116
Total liabilities	2,143,647	1,602,869
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 250,000 issued and outstanding as of September 30, 2017 and none issued and outstanding as of December 31, 2016	213,400	—
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 81,454,621 issued and outstanding as of September 30, 2017 and 90,000,000 shares authorized; 65,132,499 issued and outstanding as of December 31, 2016	815	651
Additional paid-in capital	1,926,798	1,665,891
Accumulated deficit	(1,538,934)	(1,643,084)
Total shareholders’ equity	388,679	23,458
Total Liabilities and Shareholders’ Equity	$2,745,726	$1,626,327

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Crude oil	$152,101	$95,154	$422,999	$254,758
Natural gas liquids	12,467	5,616	27,678	15,119
Natural gas	16,711	10,407	48,440	29,886
Total revenues	181,279	111,177	499,117	299,763

Costs and Expenses
Lease operating	34,874	24,282	100,767	71,071
Production taxes	7,741	4,886	21,092	12,940
Ad valorem taxes	1,736	1,426	5,776	3,950
Depreciation, depletion and amortization	67,564	48,949	181,018	160,492
General and administrative, net	16,029	18,119	49,328	59,046
(Gain) loss on derivatives, net	24,377	(11,744)	(27,004)	29,938
Interest expense, net	20,673	21,190	62,350	58,913
Impairment of proved oil and gas properties	—	105,057	—	576,540
Other expense, net	462	499	1,640	1,568
Total costs and expenses	173,456	212,664	394,967	974,458

Income (Loss) Before Income Taxes	7,823	(101,487)	104,150	(674,695)
Income tax benefit	—	313	—	—
Net Income (Loss)	$7,823	($101,174)	$104,150	($674,695)
Dividends on preferred stock	(2,249)	—	(2,249)	—
Net Income (Loss) Attributable to Common Shareholders	$5,574	($101,174)	$101,901	($674,695)

Net Income (Loss) Attributable to Common Shareholders Per Common Share
Basic	$0.07	($1.72)	$1.44	($11.49)
Diluted	$0.07	($1.72)	$1.43	($11.49)

Weighted Average Common Shares Outstanding
Basic	81,053	58,945	70,728	58,705
Diluted	81,138	58,945	71,147	58,705

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2016	65,132,499	$651	$1,665,891	($1,643,084)	$23,458
Stock-based compensation expense	—	—	17,967	—	17,967
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	722,122	8	(36)	—	(28)
Sale of common stock, net of offering costs	15,600,000	156	222,222	—	222,378
Issuance of warrants	—	—	23,003	—	23,003
Dividends on preferred stock	—	—	(2,249)	—	(2,249)
Net income	—	—	—	104,150	104,150
Balance as of September 30, 2017	81,454,621	$815	$1,926,798	($1,538,934)	$388,679

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash Flows From Operating Activities
Net income (loss)	$7,823	($101,174)	$104,150	($674,695)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	67,564	48,949	181,018	160,492
Impairment of proved oil and gas properties	—	105,057	—	576,540
(Gain) loss on derivatives, net	24,377	(11,744)	(27,004)	29,938
Cash received for derivative settlements, net	6,456	20,357	7,714	98,820
Stock-based compensation expense, net	4,866	8,420	8,462	30,834
Non-cash interest expense, net	887	1,041	2,961	3,105
Other, net	1,482	85	4,249	2,427
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(17,791)	3,160	(25,885)	1,768
Accounts payable	262	(1,094)	14,748	(20,294)
Accrued liabilities	6,320	822	11,970	(7,954)
Other assets and liabilities, net	(804)	(2,071)	(1,786)	(3,134)
Net cash provided by operating activities	101,442	71,808	280,597	197,847
Cash Flows From Investing Activities
Capital expenditures	(142,936)	(106,384)	(433,561)	(346,245)
Acquisitions of oil and gas properties	(600,473)	—	(692,006)	—
Proceeds from divestitures of oil and gas properties, net	11	694	18,212	15,331
Deposit for pending divestiture of oil and gas properties	6,200	—	6,200	—
Other, net	(1,325)	212	(3,804)	(661)
Net cash used in investing activities	(738,523)	(105,478)	(1,104,959)	(331,575)
Cash Flows From Financing Activities
Issuance of senior notes	250,000	—	250,000	—
Borrowings under credit agreement	392,778	219,464	1,311,875	510,116
Repayments of borrowings under credit agreement	(459,478)	(184,464)	(1,183,275)	(414,116)
Payments of debt issuance costs and credit facility amendment fees	(4,596)	—	(8,964)	(1,150)
Sale of common stock, net of offering costs	222,378	—	222,378	—
Sale of preferred stock, net of issuance costs	241,404	—	236,404	—
Payment of dividends on preferred stock	(2,249)	—	(2,249)	—
Other, net	(292)	(253)	(909)	(805)
Net cash provided by financing activities	639,945	34,747	825,260	94,045
Net Increase (Decrease) in Cash and Cash Equivalents	2,864	1,077	898	(39,683)
Cash and Cash Equivalents, Beginning of Period	2,228	2,158	4,194	42,918
Cash and Cash Equivalents, End of Period	$5,092	$3,235	$5,092	$3,235

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)

Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income (loss) attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income (loss) attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016		2017	2016
	(In thousands, except per share amounts)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	$5,574	($101,174)		$101,901	($674,695)
Income tax benefit	—	(313)		—	—
(Gain) loss on derivatives, net	24,377	(11,744)		(27,004)	29,938
Cash received for derivative settlements, net	6,456	20,357		7,714	98,820
Non-cash general and administrative, net	5,494	8,402		9,090	30,985
Impairment of proved oil and gas properties	—	105,057		—	576,540
Other expense, net	462	499		1,640	390
Adjusted income before income taxes	42,363	21,084		93,341	61,978
Adjusted income tax expense (1)	(15,632)	(7,527)		(34,443)	(22,126)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$26,731	$13,557		$58,898	$39,852

Net Income (Loss) Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$0.07	($1.72)		$1.43	($11.49)
Income tax benefit	—	(0.01)		—	—
(Gain) loss on derivatives, net	0.30	(0.20)		(0.38)	0.50
Cash received for derivative settlements, net	0.08	0.34		0.11	1.66
Non-cash general and administrative, net	0.06	0.14		0.13	0.52
Impairment of proved oil and gas properties	—	1.76		—	9.71
Other expense, net	0.01	0.01		0.02	0.01
Effect of dilutive securities due to adjusted net income attributable to common shareholders	—	0.03	(2)	—	0.13	(2)
Adjusted income before income taxes	0.52	0.35		1.31	1.04
Adjusted income tax expense	(0.19)	(0.12)		(0.48)	(0.37)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.33	$0.23		$0.83	$0.67

Diluted WASO (GAAP)	81,138	58,945		71,147	58,705
Dilutive shares adjustment	—	698		—	664
Adjusted Diluted WASO (Non-GAAP)	81,138	59,643	(2)	71,147	59,369	(2)

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 36.9% for the three months and nine months ended September 30, 2017 and 35.7% for the three months and nine months ended September 30, 2016.

(2)
Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss attributable to common shareholders exists, all potentially dilutive instruments are anti-dilutive to the net loss attributable to common shareholders per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments is included in the computation of Adjusted Diluted WASO for purposes of computing the per diluted common share impacts of the reconciling items as well as adjusted net income attributable to common shareholders per diluted common share.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	$5,574	($101,174)	$101,901	($674,695)
Dividends on preferred stock	2,249	—	2,249	—
Income tax benefit	—	(313)	—	—
Depreciation, depletion and amortization	67,564	48,949	181,018	160,492
Interest expense, net	20,673	21,190	62,350	58,913
(Gain) loss on derivatives, net	24,377	(11,744)	(27,004)	29,938
Cash received for derivative settlements, net	6,456	20,357	7,714	98,820
Non-cash general and administrative, net	5,494	8,402	9,090	30,985
Impairment of proved oil and gas properties	—	105,057	—	576,540
Other expense, net	462	499	1,640	390
Adjusted EBITDA (Non-GAAP)	$132,849	$91,223	$338,958	$281,383
Cash interest expense, net	(19,786)	(20,149)	(59,389)	(55,808)
Cash dividends on preferred stock	(2,249)	—	(2,249)	—
Other cash and non-cash adjustments, net	392	469	1,981	1,986
Discretionary Cash Flows (Non-GAAP)	$111,206	$71,543	$279,301	$227,561
Changes in components of working capital and other	(9,764)	265	1,296	(29,714)
Net Cash Provided By Operating Activities (GAAP)	$101,442	$71,808	$280,597	$197,847

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total production volumes -
Crude oil (MBbls)	3,211	2,253	8,867	6,780
NGLs (MBbls)	623	435	1,482	1,324
Natural gas (MMcf)	7,476	6,372	21,279	19,502
Total barrels of oil equivalent (MBoe)	5,080	3,750	13,896	11,354

Daily production volumes by product -
Crude oil (Bbls/d)	34,903	24,488	32,481	24,744
NGLs (Bbls/d)	6,777	4,730	5,430	4,831
Natural gas (Mcf/d)	81,265	69,262	77,946	71,174
Total barrels of oil equivalent (Boe/d)	55,224	40,762	50,902	41,438

Daily production volumes by region (Boe/d) -
Eagle Ford	39,002	29,110	36,569	30,101
Delaware Basin	6,994	1,344	3,871	660
Niobrara	2,427	2,576	2,627	2,845
Marcellus	6,120	6,811	7,136	6,451
Utica and other	681	921	699	1,381
Total barrels of oil equivalent (Boe/d)	55,224	40,762	50,902	41,438

Realized prices -
Crude oil ($ per Bbl)	$47.37	$42.23	$47.70	$37.57
NGLs ($ per Bbl)	$20.01	$12.91	$18.68	$11.42
Natural gas ($ per Mcf)	$2.24	$1.63	$2.28	$1.53

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF NOVEMBER 6, 2017
(Unaudited)

Crude Oil (1)

		Volume	Sub-Floor Price	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q4 2017	Fixed Price Swaps	15,000		$53.44

FY 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06	$60.14
	Net Sold Call Options	3,388			$71.33

FY 2019	Three-Way Collars	12,000	$40.00	$48.40	$60.29
	Net Sold Call Options	3,875			$73.66

FY 2020	Net Sold Call Options	4,575			$75.98

(1)	In addition to the volumes above, the Company has Midland-Cushing and LLS-Cushing crude oil basis swaps.

Natural Gas

		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q4 2017	Fixed Price Swaps	20,000	$3.30
	Sold Call Options	33,000		$3.00

FY 2018	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2017 GUIDANCE SUMMARY

	Fourth Quarter 2017	Full Year 2017
Daily Production Volumes -
Crude oil (Bbls/d)	40,400 - 40,800	34,400 - 34,600
NGLs (Bbls/d)	8,200 - 8,400	6,100 - 6,200
Natural gas (Mcf/d)	74,000 - 78,000	77,000 - 78,000
Total (Boe/d)	60,933 - 62,200	53,333 - 53,800

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	99.0% - 101.0%	N/A
NGLs (% of NYMEX oil)	43.0% - 45.0%	N/A
Natural gas (% of NYMEX gas)	70.0% - 75.0%	N/A

Cash (paid) received for derivative settlements, net ($MM)	($1.5) - $2.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.25	$7.10 - $7.25
Production taxes (% of total revenues)	4.50% - 4.75%	4.30% - 4.40%
Ad valorem taxes ($MM)	$1.3 - $1.8	$7.1 - $7.6
Cash general and administrative, net ($MM)	$10.5 - $11.0	$50.7 - $51.2
Depreciation, depletion and amortization ($/Boe)	$13.00 - $14.00	$13.00 - $13.30
Interest expense, net ($MM)	$18.5 - $19.5	N/A

Capital Expenditures -
Drilling and completion ($MM)	N/A	$600.0 - $620.0
Interest ($MM)	$11.5 - $12.0	N/A